Elicio Therapeutics Reports Third Quarter 2025 Financial Results and Provides Corporate Updates  In the ongoing Phase 2 AMPLIFY-7P study evaluating ELI-002 7P in patients with pancreatic ductal adenocarcinoma (“PDAC”), fewer disease progressions and deaths than projected have been observed as of November 6, 2025.  Based on 2:1 randomization with twice as many patients in the ELI-002 7P treatment arm compared to the observation arm, Elicio believes the lower-than-projected number of disease progressions and deaths may reflect a favorable impact on disease-free survival (“DFS”); event-driven primary DFS analysis now anticipated in 1H 2026.  Since the beginning of Q3 2025, the Company has raised gross proceeds of approximately $11.1 million through its established at-the-market program, extending Elicio’s cash runway through Q2 2026.  Current cash position is expected to support operations beyond the anticipated Phase 2 AMPLIFY-7P event-driven primary DFS endpoint analysis anticipated in 1H 2026.  The Company remains blinded to the Phase 2 AMPLIFY-7P trial clinical eƯicacy outcomes. BOSTON, November 13, 2025 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio” or the “Company”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today reported financial results for the third quarter ended September 30, 2025, and provided recent corporate and clinical updates. “We are encouraged to see fewer disease progressions and deaths in the Phase 2 AMPLIFY- 7P study than originally projected in our statistical modeling. This may reflect a favorable impact on DFS. Because the DFS analysis is event-driven and triggered by a predefined number of events, we are updating our guidance for the timing of the event-driven primary DFS endpoint analysis to the first half of 2026. Importantly, we believe our current cash position will allow us to reach this critical catalyst and beyond as we continue advancing ELI-002 7P toward its potential to meaningfully improve outcomes for patients with KRAS- mutant pancreatic cancer,” said Robert Connelly, Chief Executive OƯicer of Elicio. Recent Highlights

 In November 2025, Elicio presented updated Phase 2 AMPLIFY-7P data at the Society for Immunotherapy of Cancer’s Annual Meeting, showing that ELI-002 7P induced mutant KRAS (“mKRAS”)-specific T cell responses in 99% (89/90) of evaluable patients with an 86% antigen response rate. In addition, Elicio reported 86.8% (66/76) of evaluable patients induced cytotoxic mKRAS-specific T cell responses; 75% (57/76) induced CD8+ T cells and 75% (57/76) induced CD4+ T cells. Responses were observed across all seven mKRAS epitopes and occurred across a diverse HLA background, highlighting ELI-002 7P’s potential to benefit a broad and genetically diverse patient population.  In October 2025, Elicio announced robust T cell responses across diverse HLA backgrounds in the ongoing Phase 2 AMPLIFY-7P trial.  In September 2025, Elicio announced the planned investigator-initiated Phase 1 neoadjuvant trial of ELI-002 7P in resectable and borderline resectable PDAC led by Memorial Sloan Kettering Cancer Center and funded by the Lustgarten Foundation, assessing ELI-002 7P combined with mFOLFIRINOX with or without the anti-PD-1 antibody. The trial is designed to enroll 20 patients across two arms and is anticipated to begin in 1H 2026.  In August 2025, Elicio announced the positive recommendation by the Independent Data Monitoring Committee (“IDMC”) to continue the ELI-002 7P randomized Phase 2 study in PDAC without modifications to the final analysis. In addition, the IDMC confirmed the favorable safety profile of ELI-002 7P as of such date; the Company viewed the IDMC’s positive recommendation as an indication that ELI-002 7P has shown preliminary signals of eƯicacy. Upcoming Anticipated Milestones for the Phase 2 AMPLIFY-7P Trial  Upon reaching the event-driven primary DFS endpoint analysis, Elicio will request an End of Phase 2 meeting with the U.S. Food and Drug Administration (“FDA”) to finalize the Phase 3 trial design for ELI-002 7P. Alignment on key elements of the Phase 3 study design was reached with the FDA at the End of Phase 1 meeting announced in Q1 2025. Third Quarter 2025 Financial Results R&D expense for the third quarter of 2025 was $5.0 million, compared to $7.2 million for the third quarter of 2024. The decrease of $2.2 million was primarily due to less clinical trial costs as patients progressed through the Phase 2 AMPLIFY-7P trial.

G&A expense for the third quarter of 2025 was $3.0 million, compared to $3.1 million for the third quarter of 2024. The decrease of $0.1 million was primarily due to lower fees incurred in connection with general corporate matters. Net loss for the third quarter of 2025 was $10.1 million, compared to $18.8 million for the third quarter of 2024. Net loss for the third quarter of 2025 includes $2.0 million in other expense. Net loss per share for the third quarter of 2025 was $0.60 compared to $1.39 for the third quarter of 2024. Cash and cash equivalents as of September 30, 2025 were $20.6 million. The Company expects that its current cash and cash equivalents will support operations through Q2 2026, beyond the anticipated Phase 2 AMPLIFY-7P event-driven primary DFS endpoint analysis anticipated in 1H 2026. 2025 2024 Operating expenses: Research and development $ 5,039 $ 7,208 General and administrative 3,006 3,136 Total operating expenses 8,045 10,344 Loss from operations (8,045) (10,344) Total other (expense) income, net (2,038) (8,494) Net loss (10,083) (18,838) Other comprehensive gain (loss): Foreign currency translation adjustment 39 36 Comprehensive loss $ (10,044) $ (18,802) Net loss per common share, basic and diluted $ (0.60) $ (1.39) Weighted average common shares and pre-funded warrants outstanding, basic and diluted 16,692,476 13,582,345 Condensed Consolidated Statements of Operations and Comprehensive Loss (in thousands, except share and per share amounts) (unaudited) Three Months Ended September 30,

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2025	December 31, 2024
Assets		
Cash and cash equivalents	$ 20,611	$ 17,618
Other current assets	854	3,075
Total current assets	21,465	20,693
Other assets	6,819	7,485
Total assets	**$ 28,284**	**$ 28,178**
Liabilities and stockholders' (deficit) equity		
Current liabilities	$ 6,515	$ 11,523
Long-term liabilities	17,953	27,967
Total liabilities	24,468	39,490
Total stockholders' (deficit) equity	3,816	(11,312)
Total liabilities and stockholders' (deficit) equity	**$ 28,284**	**$ 28,178**

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies for the treatment of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer immunotherapy space to develop effective, off-the-shelf immunotherapies. Elicio's Amphiphile ("AMP") technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional immunization strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio's ELI-002 lead program is an off-the-shelf immunotherapy candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. Off-the-shelf immunotherapy approaches have the potential benefits of low cost, rapid commercial scale manufacturing, and rapid availability of drug to patients especially in neo-adjuvant settings and for prophylaxis in high-risk patients, contrary to personalized immunotherapy approaches. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive pancreatic cancer who completed standard therapy but remain at high risk of relapse. ELI-002 also has been studied in patients with mKRAS-positive colorectal cancer ("CRC") in Phase 1 studies. The updated AMPLIFY-201 Phase 1 data for PDAC and CRC was presented at the ESMO Immuno-Oncology Congress 2024 and included a 16.3-month median recurrence-free survival and 28.9-month median overall survival for the full study population. In the future, Elicio plans to expand ELI-002 to other indications including mKRAS positive lung cancer and other mKRAS positive cancers. Elicio’s pipeline includes additional oƯ-the-shelf therapeutic cancer immunotherapy candidates, including ELI-007 and ELI-008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com. About ELI-002 Elicio’s lead product candidate, ELI-002, is a structurally novel investigational AMP cancer immunotherapy that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with Elicio’s AMP technology consisting of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an oƯ-the-shelf subcutaneous administration. ELI-002 2P (2-peptide formulation) has been studied in the Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7-peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002. About the Amphiphile Platform Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site- specific delivery of disease-specific antigens, adjuvants and other immunomodulators may eƯiciently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies. Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships.

The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. Cautionary Note on Forward-Looking Statements Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding the suƯiciency of Elicio’s existing cash and cash equivalents to support operations; Elicio’s planned clinical programs, including the timing and outcome of planned clinical trials; the timing of the anticipated event-driven primary DFS endpoint analysis of the Phase 2 AMPLIFY-7P trial; the potential eƯicacy of Elicio’s product candidates, including ELI-002 7P; the potential of Elicio’s product candidates, including ELI-002 7P, to meaningfully improve outcomes for mKRAS PDAC patients; Elicio’s plan to request an End of Phase 2 meeting with the FDA to finalize the Phase 3 trial design for ELI-002 7P and the potential outcome of such meeting, if granted; the potential for future expansion of ELI-002 to other indications, including mKRAS positive lung cancer, other mKRAS positive cancers and in combination regimens for PDAC; the potential benefits and eƯectiveness of oƯ-the-shelf immunotherapy approaches; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may diƯer materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Elicio uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may diƯer materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s financial condition, including its anticipated cash runway, and ability to obtain the funding necessary to advance the development of ELI-002 7P and any other future product candidates, and Elicio’s ability to continue as a going concern; Elicio’s plans to develop and commercialize its product candidates, including ELI-002 7P; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including the event-driven primary DFS endpoint analysis from the Phase 2 AMPLIFY-7P trial; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. New factors emerge from time to time, and it is not possible for Elicio to predict all such factors, nor can Elicio assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to diƯer materially from those contained in any forward-looking statements. These risks are more fully discussed under the heading “Risk Factors” in Elicio’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, Elicio’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025, and Elicio’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 7, 2025, as updated by subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law. Investor Relations Contact Brian Ritchie LifeSci Advisors (212) 915-2578 britchie@lifesciadvisors.com